                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Warren Bancorp, Inc.

We consent of the incorporation by reference in the Registration Statements (Nos. 33-27899 and 33-71240) on Form S-8 of our report dated January 23, 1997, relating to the consolidated balance sheets of Warren Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, which appears in the December 31, 1996 annual report on Form 10-K of Warren
Bancorp, Inc.



                                                           KPMG Peat Marwick LLP

Boston Massachusetts
March 20, 1997







                                       78